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Exhibit 10.19

DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS
(March 11, 2005)

  Compensation of Non-Employee Directors

        We pay each non-employee director the following compensation in respect of his/her service on the Board of Directors:

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  an annual retainer of $20,000;

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  $1,000 per Board meeting for in-person attendance;

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  $500 per Board meeting for telephonic attendance;

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  $2,500 per Audit Committee meeting for attendance (whether in person or telephonic) by the chairperson of the Audit Committee;

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  $1,000 per Audit Committee meeting for attendance (whether in person or telephonic) by other Audit Committee members; and

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  $1,000 per committee meeting for attendance (whether in person or telephonic) at meetings of committees other than the Audit Committee.

        Non-employee directors may elect to defer all or a portion of their cash compensation under our Director Deferred Compensation Plan which was established in 2003. To date, none of our non-employee directors has elected to do so. We do not pay directors who are employees or employees of our affiliates any compensation for their services as directors. All directors are reimbursed for their expenses incurred in attending Board or committee meetings.

        Non-employee directors also receive non-cash compensation under the Simon Property Group, L.P. 1998 Stock Incentive Plan (the "1998 Plan"). Each of our non-employee directors receives on the first day of the first calendar month following his or her initial election as director a grant of 1,000 shares of restricted stock and an additional 1,000 shares of restricted stock each time he or she is re-elected as a director. In addition, the Chairperson of our Audit Committee receives an additional annual grant in the amount of 500 shares of restricted stock and the Chairpersons of the other standing Committees of our Board of Directors receive an additional annual grant of 300 shares of restricted stock. These awards of restricted stock vest in four equal annual installments beginning on January 1 following the date of the award. Any dividends on this restricted stock must be reinvested in shares of the Company's common stock and held in the Director Deferred Compensation Plan. Each share of restricted stock is deferred under our Director Deferred Compensation Plan until the director retires, dies or becomes disabled or no longer serves as a director. In addition, directors may be granted discretionary awards under the 1998 Plan. A copy of the 1998 Plan has been filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (the "2004 10-K").

  Compensation of Named Executive Officers

        Base Salaries.    The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board determines the base salaries of the Company's Chief Executive Officer and its President and Chief Operating Officer based upon, among other things, information provided by third parties with regard to peers in the REIT industry in order to determine reasonable and competitive compensation levels. The Compensation Committee approves the base salaries of the other executive officers, which are recommended by the Chief Executive Officer. The following are the current annual base salary levels for the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") as identified in the Company's proxy statement dated April 2, 2004:

David Simon Chief Executive Officer	$800,000
Hans C. Mautner President—International Division	$795,000
Richard S. Sokolov President and Chief Operating Officer	$700,000
Gary Lewis Executive Vice President — Leasing	$500,000
James M. Barkley General Counsel and Secretary	$475,000

        Employment Agreements.    Mr. Mautner and Mr. Sokolov have entered into employment agreements with the Company, copies of which have been filed as exhibits to the Company's 2004 10-K.

        Bonus Plan.    Each of the Named Executive Officers is also eligible to receive an annual bonus under the Company's unwritten Incentive Bonus Plan (the "Bonus Plan"). The Bonus Plan is intended to provide senior executives and key employees with opportunities to earn cash incentives based upon the performance of the Company, the participant's business unit and the individual participant. The Company budgets bonus dollars each year based upon its targeted performance and the Company's overall budget is approved each year by the Board. Certain "stretch" levels of performance are also identified at the beginning of each year which may justify higher payments under the Bonus Plan, but those will only be paid out to the extent the Company's performance exceeds its budget. Each participant's bonus award for the year is expressed as a percentage of base salary, a fixed dollar amount, or a percentage of the available incentive pool. The bonus opportunities for some senior executives are based upon objective performance criteria such as achievement of certain levels of EBITDA and/or specific performance objectives relative to their primary areas of responsibility. The bonus criteria for other senior executives are discretionary in nature. Where an executive's bonus criteria are objective and based upon clearly identified formulas, the calculation of that executive's bonus is reviewed with the Committee each year. Where the bonus opportunities of a senior executive are determined on a discretionary basis, the Committee makes the final determination of any bonus dollars paid to that executive. Bonus amounts for each year are determined in the following February with disbursement in March.

        Stock-Based Awards.    The Named Executive Officers are eligible to receive discretionary awards under the 1998 Plan. Under the 1998 Plan, the Compensation Committee may make the following types of equity-based awards: incentive stock options, nonqualified stock options, stock appreciation rights, performance units and restricted stock. The only type of award the Compensation Committee has made since 2002 is restricted stock which is subject to satisfaction of performance-based criteria set on an annual basis.

        Insurance and 401(k) Plan.    The Company pays employee and dependent life insurance premiums for each Named Executive Officer and makes annual contributions to the accounts of the Named Executive Officers under the Company's 401(k) retirement plan. The Company's basic contribution to the 401(k) retirement plan is equal to 1.5% of the Named Executive Officer's compensation and becomes vested 30% after completion of three years of service, 40% after four years of service and an additional 20% after each additional year of service until fully vested after seven years. The Company matches 100% of the first 3% of the Named Executive Officer's contribution and 50% of the next 2% of the Named Executive Officer's contribution. Company matching contributions are vested when made. The Company's basic and matching contributions are subject to applicable IRS limits and regulations.

        Non-Qualified Plan.    The Named Executive Officers may also participate in the Simon Property Group, L.P. Deferred Compensation Plan (the "Non-Qualified Plan"), a non-qualified deferred compensation plan for the benefit of a group of highly compensated employees. While the Non-Qualified Plan is an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended, certain assets have been set aside in the Simon Property Group, L.P. Deferred Compensation Plan Trust (the "Non-Qualified Trust") to be used to pay benefits to Non-Qualified Plan participants, except to the extent the Company becomes insolvent.

        The Non-Qualified Plan permits eligible employees to defer receipt of up to 100% of their compensation, including Company stock awarded under the 1998 Plan. The Non-Qualified Plan also authorizes the Company to make matching contributions based on each eligible employee's elective cash deferrals. Participants in the Non-Qualified Plan are 100% vested in all elective cash deferrals. Deferrals of Company stock awarded under the 1998 Plan vest in accordance with the terms of the 1998 Plan. Company matching contributions are vested 20% after one year of service, and an additional 20% for each year of service thereafter. Employee elective cash deferrals and matching contributions generate earnings based on hypothetical investment elections made by individual participants.

        Benefits are payable from the Non-Qualified Plan at such time as elected by each participant. Benefits are payable either in a single lump sum or in up to ten annual installments, as elected by the participant. Upon termination of the participant's employment for any reason other than death, prior to age 59 1/2 or prior to age 55 with completion of ten years of service, the employee's Non-Qualified Plan benefits will be paid in a single lump sum. As soon as possible following a "change of control" (as defined in the Non-Qualified Plan), each employee would be paid his or her Non-Qualified Plan benefit in a single lump sum.

        As of December 31, 2004, the Non-Qualified Plan was frozen with respect to deferrals made and/or amounts vested prior to 2005, and a new deferred compensation plan (the "New Non-Qualified Plan"), identical in all material respects to the Non-Qualified Plan, was adopted effective January 1, 2005. It is intended that the New Non-Qualified Plan will be amended to modify the timing of deferral elections, incorporate new rules regarding the election of benefit payment options and add certain restrictions on distributions, to the extent necessary to comply with the requirements of new Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as enacted as part of the American Jobs Creation Act of 2004.

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DESCRIPTION OF DIRECTOR AND EXECUTIVE COMPENSATION ARRANGEMENTS (March 11, 2005)